UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2025
Smartsheet Inc.
(Exact name of registrant as specified in its charter)

Washington	001-38464	20-2954357
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
500 108th Ave NE, Suite 200
Bellevue, WA 98004

(Address of principal executive offices and zip code)
(844) 324-2360

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, no par value per share	SMAR	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note
This Current Report on Form 8-K is being filed in connection with the completion of the previously announced Merger (as described below) pursuant to that certain Agreement and Plan of Merger, dated as of September 24, 2024 (the “Merger Agreement”), by and among Einstein Parent, Inc., a Delaware corporation (“Parent”), Einstein Merger Sub, Inc., a Washington corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Smartsheet Inc., a Washington corporation (“Smartsheet”). Parent and Merger Sub were formed by affiliates of investment funds managed by Blackstone Inc. (“Blackstone”), Vista Equity Partners (“Vista”), and a wholly-owned subsidiary of the Abu Dhabi Investment Authority (“ADIA”, and together with Blackstone and Vista, each a “Sponsor”, and collectively, the “Sponsors”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.
On January 22, 2025 (the “Effective Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Smartsheet (the “Merger”), with Smartsheet surviving the Merger as a wholly-owned subsidiary of Parent. On the Effective Date, each share of Smartsheet’s Class A common stock (each, a “Smartsheet Share”) that was issued and outstanding immediately prior to the Effective Time (other than Smartsheet Shares held by Smartsheet, Parent or Merger Sub, or shareholders who had, among other things, properly and timely exercised dissenters’ rights in accordance with the Washington Business Corporation Act), automatically converted into the right to receive $56.50 in cash, without interest (the “Merger Consideration”).

Item 1.01	Entry into a Material Definitive Agreement
The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.
Financing; New Credit Agreement
Parent has obtained equity and debt financing for the purpose of financing the transactions contemplated by the Merger Agreement.
On the Effective Date, Parent, as the borrower, and Smartsheet, as a guarantor, entered into that certain Credit Agreement with Blue Owl Capital Corporation, as administrative agent and collateral agent, the lenders from time to time party thereto and the other guarantors from time to time party thereto (the “Credit Agreement”), which provides for (i) a term loan facility in an aggregate principal amount equal to $2,900,000,000 (the “Term Loan”) and (ii) a revolving loan facility in an aggregate amount equal to $300,000,000. Parent is the borrower, and certain of its subsidiaries are guarantors under the Credit Agreement. The obligations under the Credit Agreement are secured on a first priority basis by substantially all assets of the borrower and the guarantors (subject to certain exclusions and exceptions). The Credit Agreement includes representations and warranties, covenants, events of default and other provisions that are customary for facilities of their types.
Funds advised by Blackstone and Vista, together with ADIA (collectively, the “Investor Group”), have capitalized Parent as of the Effective Date on the terms and subject to the conditions set forth in the equity commitment letters delivered by the applicable funds of the Investor Group.

Item 2.01	Completion of Acquisition or Disposition of Assets
The information set forth in the Introductory Note of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.
Treatment of Smartsheet Equity Awards
At the Effective Time, each of Smartsheet’s compensatory stock options (each, a “Company Option”) that was vested in accordance with its terms and outstanding as of immediately prior to the Effective Time (each, a “Vested Company Option”) was cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Vested Company Option, by (ii) the total number of Smartsheet Shares underlying such Vested Company Option, subject to any required withholding of taxes.
At the Effective Time, each Company Option that was outstanding as of immediately prior to the Effective Time and that was not a Vested Company Option (each, an “Unvested Company Option”) was cancelled and converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of (a) the Merger Consideration over (b) the per-share exercise price for such Unvested Company Option, by (ii) the total number of Smartsheet Shares underlying such Unvested Company Option (the “Unvested Option Consideration”), subject to any required withholding of taxes. Subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, such Unvested Option Consideration will vest and become payable at the same time as the Company Option from which such Unvested Option Consideration was converted would have vested pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Option immediately prior to the Effective Time, including vesting acceleration terms with respect to receipt of the Unvested Option Consideration.
At the Effective Time, each Company Option, whether vested or unvested, with an exercise price that was equal to or greater than the Merger Consideration was cancelled without any cash payment or other consideration being made in respect of such Company Option.
At the Effective Time, each of Smartsheet’s restricted stock units that vested solely on the basis of time (each, a “Company RSU”) that was outstanding as of immediately prior to the Effective Time and was either (i) held by a non-employee member of the Board (whether vested or unvested) or (ii) vested in accordance with its terms but not yet settled as of the Effective Time (each, a “Vested Company RSU”) was cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (a) the total number of Smartsheet Shares underlying such Vested Company RSU, by (b) the Merger Consideration, subject to any required withholding of taxes.
At the Effective Time, each Company RSU that was outstanding as of immediately prior to the Effective Time and not a Vested Company RSU (each, an “Unvested Company RSU”) was cancelled and converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (i) the total number of Smartsheet Shares underlying such Unvested Company RSU, by (ii) the Merger Consideration (the “Unvested RSU Consideration”), subject to any required withholding of taxes. Subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, such Unvested RSU Consideration will vest and become payable at the same time as the Company RSU from which such Unvested RSU Consideration was converted would have vested pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as were applicable to the underlying Unvested Company RSU immediately prior to the Effective Time, including vesting acceleration terms with respect to receipt of the Unvested RSU Consideration.
At the Effective Time, each of Smartsheet’s restricted stock units that vested on the basis of, in whole or in part, performance (each, a “Company PSU”) that was outstanding as of immediately prior to the Effective Time and was vested in accordance with its terms but not yet settled as of the Effective Time (each, a “Vested Company PSU”) was cancelled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (i) the total number of Smartsheet Shares underlying such Vested Company PSU, by (ii) the Merger Consideration, subject to any required withholding of taxes.
The achievement of applicable performance metrics of each Company PSU that was outstanding as of immediately prior to the Effective Time and not a Vested Company PSU (each, an “Unvested Company PSU”) for which the applicable performance period had not been completed, was determined, prior to the Effective Time in good faith by the Board or a committee thereof in accordance with the terms of the applicable Company PSU award agreement (any achieved Unvested Company PSUs, the “Achieved Unvested Company PSUs”). At the Effective Time, each Achieved Unvested Company PSU was cancelled and converted into the contingent right to receive an aggregate amount in cash, without interest, equal to the product obtained by multiplying (i) the total number of Smartsheet Shares underlying such Achieved Unvested Company PSU, by (ii) the Merger Consideration (the “Unvested PSU Consideration”), subject to any required withholding of taxes. Subject to the holder’s continued service with Parent and its affiliates (including the surviving corporation and its subsidiaries) through the applicable vesting dates, such Unvested PSU Consideration will vest and become payable at the same time as the Company PSU from which such Unvested PSU Consideration was converted would have vested pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as were applicable to the underlying Achieved Unvested Company PSU immediately prior to the Effective Time, including vesting acceleration terms with respect to receipt of the Unvested PSU Consideration.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
The information set forth in the Introductory Note and under Item 2.01 is incorporated herein by reference.
In connection with the closing of the Merger, Smartsheet notified The New York Stock Exchange (“NYSE”) on January 22, 2025 that each outstanding Smartsheet Share was converted into a right to receive the Merger Consideration pursuant to the Merger Agreement as described under the Introductory Note, and Smartsheet requested that NYSE file a Form 25 with the SEC to remove the Smartsheet Shares from listing on NYSE and deregister the Smartsheet Shares pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Smartsheet Shares ceased trading on the NYSE effective prior to the opening of trading on January 22, 2025. After effectiveness of the Form 25, Smartsheet intends to file with the SEC a certification and notice of termination on Form 15 to terminate the registration of the Smartsheet Shares under the Exchange Act and suspend Smartsheet’s reporting obligations under Section 13 and Section 15(d) of the Exchange Act.

Item 3.03	Material Modification to Rights of Security Holders.
The information set forth in the Introductory Note and under Items 2.01, 3.01 and 5.03 of this Current Report on Form 8-K is incorporated herein by reference.
Pursuant to the Merger Agreement and in connection with the consummation of the Merger, each outstanding Smartsheet Share that was issued and outstanding immediately prior to the Effective Time (except as described in the introductory note hereto) was converted, at the Effective Time, into the right to receive the Merger Consideration. Accordingly, at the Effective Time, the holders of such Smartsheet Shares ceased to have any rights as shareholders of Smartsheet, other than the right to receive the Merger Consideration.

Item 5.01	Change in Control of Registrant.
The information set forth in the Introductory Note and under Item 2.01 and Item 3.01 are incorporated herein by reference.
As a result of the Merger, a change in control of Smartsheet occurred, and Smartsheet became a wholly-owned subsidiary of Parent. The total amount of consideration payable to Smartsheet’s shareholders in connection with the Merger was approximately $8.4 billion. The funds used by Parent to consummate the Merger and complete the related transactions came from equity contributions from the Sponsors, and approximately $2.9 billion of proceeds received in connection with the Term Loan.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement.
The information set forth in the Introductory Note and under Item 2.01 is incorporated herein by reference.
In accordance with the terms of the Merger Agreement, effective upon completion of the Merger, the following persons became directors of Smartsheet: Maneet S. Saroya, John Stalder, Martin Brand, Sanchin Bavisha (each of whom were directors of Merger Sub), Nicholas Prickel, Steven Cook and Driss Drissi-Kaitouni. Mark Mader, who was a director of Smartsheet immediately prior to the Merger, will continue to be a director of Smartsheet. The following persons, who were directors of Smartsheet immediately prior to the completion of the Merger, voluntarily resigned from the board of directors of Smartsheet (the “Board”) and the committees of the Board on which they served, if any, at the Effective Time: Alissa Abdullah, Geoffrey Barker, Michael Gregoire, Matthew McIlwain, Katie Rooney, Khozema Shipchandler, Rowan Trollope, James White and Magdalena Yesil.
Effective upon completion of the Merger, the following persons became officers of Smartsheet: Maneet S. Saroya, John Stalder, Martin Brand and Sachin Bavishi. Mark Mader, Pete Godbole and Jolene Marshall, who were officers of Smartsheet immediately prior to the Merger, will continue to be officers of Smartsheet. Maxwell J. Long and Praerit Garg, who were officers of Smartsheet immediately prior to the Merger, will not continue to be officers of Smartsheet.
In addition, effective as of the Effective Time, the Smartsheet Inc. Non-Qualified Deferred Compensation Plan was terminated.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
The information set forth in the Introductory Note is incorporated herein by reference.
Effective upon completion of the Merger, the articles of incorporation of Smartsheet, as in effect immediately prior to the Merger, was amended and restated to be in the form of the articles of incorporation attached as Exhibit 3.1 hereto, which is incorporated herein by reference.
Effective upon completion of the Merger, the bylaws of Smartsheet were amended and restated to be in the form of the bylaws attached as Exhibit 3.2 hereto, which is incorporated herein by reference.

Item 8.01	Other Events.
On January 22, 2025, Smartsheet issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated September 24, 2024, by and among Einstein Parent, Inc., Einstein Merger Sub, Inc., and Smartsheet Inc.*
3.1	Amended and Restated Articles of Incorporation of Smartsheet Inc.
3.2	Amended and Restated Bylaws of Smartsheet Inc.
99.1	Press Release, dated as of January 22, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
_____________
*    Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. Registrant will furnish copies of such schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSHEET INC.

		By:	/s/ Mark Mader
		Name:	Mark Mader
		Title:	President and Chief Executive Officer

Date:	January 22, 2025